Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by T. MARZETTI COMPANY (the “Company”) and CARL R. STEALEY, (the “Employee”) (each a “Party” and, collectively, the “Parties”) as follows:

BACKGROUND

WHEREAS, the Employee has made contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, Company recognizes that, nonetheless, circumstances warrant the separation of Employee from employment with Company; and

WHEREAS, Company and Employee desire to fully and completely resolve, settle and dispose of any and all disputes or claims of whatever kind or nature that Employee ever had or may now have against Company, whether known or unknown, with respect to any and all matters between Employee and Company.

AGREEMENT

In consideration of the promises to one another contained in this Agreement, the Parties agree as follows:

1. Separation of Employment. Employee’s employment with the Company shall end as of the earlier of March 31, 2025 or the date on which Employee begins employment with a new employer (“Final Date of Employment”). Employee agrees to notify the Company at least ten (10) days prior to beginning employment with a new employer.

2. Effective Date. This Agreement shall be in full force and effect on the date the Employee signs the Agreement (“Effective Date”).

3. Transition Period. Effective December 2, 2024 through the Final Date of Employment, Company acknowledges and Employee covenants that Employee shall have no day-to-day or operational responsibilities, Employee shall only perform the services requested of him, Employee will use his best efforts to faithfully discharge each employment duty and obligation requested of him in good faith and in the best interest of Company, Employee will assist in any and all transition efforts as requested, Employee will provide historical knowledge and information to his successor, temporary or permanent, or those who intend to perform his job functions on or after December 2, 2024 and any other duties or obligations that might arise from time to time as a result or consequence of Employee’s employment (“Transition Services”). During the Transition Period, Employee shall continue to receive his regular compensation and benefits as a current employee and hold the title of Senior Vice President on Special Assignment.

4. Final Pay. Company shall pay to Employee in an amount equal to the sum of (A) Employee’s accrued and unpaid base salary, plus (B) accrued and unused paid time off, which the parties agree is 26 days, pursuant to the terms of the governing policies and rules, to the extent the governing policies and rules permit payment at separation, plus (C) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by Employee (in accordance with Company policy) (collectively (A), (B) and (C) shall be “Final Pay”). Employee’s Final Pay will be paid on the Company’s next regular payday following the Final Date of Employment.

5. Transition Benefits. In consideration of signing Exhibit A on the same date as executing this Agreement, Company shall offer to Employee outplacement services during the Transition Period.

6. Severance Benefits.

(i) In consideration of signing Exhibit A a second time on or after the Final Date of Employment, Company shall provide the following payments and other benefits to Employee as set out in (A) through (F) below (“Separation Pay”) on or after the eighth date after Employee signs Exhibit A (“Separation Pay Date”):

A. Severance Payment. Although Employee is not entitled to severance of any kind, the Company agrees to provide Employee with severance payments in the form of salary continuation of Employee’s regular base compensation (less applicable taxes, withholdings, and any amounts required to be withheld pursuant to a garnishment or child support order) throughout the entire period between the Final Date of Employment and June 30, 2026 (the “Severance Payments”). The Severance Payments shall be paid in installments based on the Company’s regular payroll cycle. The Company will pay the first installment on the first regularly scheduled payday following the Separation Pay Date, which will include salary payments for the period between the Final Date of Employment and the first payroll date following the Separation Pay Date. Thereafter, the Company will continue to pay Employee one installment on each subsequent regular payday until the Severance Payments have been paid in full. Employee agrees that no interest will accrue on any installment of the Severance Payment between the date Employee executes this Agreement and the date the Severance Payment is fully paid to Employee. For the avoidance of doubt, Employee’s employment with, or receipt of compensation from, a new employer shall not operate to mitigate or reduce his entitlement to the Severance Payments or to any other payment or benefit provided for in this Agreement, or than the COBRA Subsidy described in paragraph B, below.

B. Cobra Subsidy. As of the Separation Pay Date, and assuming Employee elects to receive continuation coverage and pays premiums in a timely manner, the Company agrees to pay for a share of the cost of this coverage in the same proportion that the Company paid for Employee’s group health, dental and vision insurance premiums prior to the Final Date of Employment. The Company agrees to make such payments until June 30, 2026, or until such time as Employee is eligible to receive comparable health insurance benefits from a subsequent employer. During any remaining period of continuation coverage for which Employee may be eligible under COBRA, Employee will be responsible for the entire cost of Cobra coverage. If Employee obtains new employment prior to June 30, 2026, and the new employer offers health insurance, Employee shall inform Company within two (2) business days of accepting the offer of employment, and Company’s obligations under this Section to provide a Cobra Subsidy shall terminate on the day Employee becomes eligible for health insurance benefits from the new employer.

C. Annual Bonuses. The Company shall pay to Employee (i) the annual bonus for the 2024-2025 fiscal year, and (ii) the annual bonus for the 2025-2026 fiscal year. These bonuses shall be paid at target, which is 70% of Employee’s base salary on the Final Date of Employment at the time when the bonus is typically paid after the end of each respective fiscal year, so that the 2024-2025 fiscal year bonus shall be paid in approximately September 2025, and the 2025-2026 fiscal year bonus shall be paid in approximately September 2026.

D. Unvested Equity Grants – Restricted Stock. Two-thirds of Employee’s outstanding restricted stock issued on August 16, 2022, under Company’s 2015 Omnibus Incentive Plan, as amended, or other plan shall issue to Employee as if they vested on the Final Date of Employment. One-third of Employee’s outstanding restricted stock issued on August 15, 2023, under Company’s 2015 Omnibus Incentive Plan, as amended, or other plan shall issue to Employee as if they vested on the Final Date of Employment. All other outstanding restricted stock issued under Company’s 2015 Omnibus Incentive Plan, as amended, or other plan, shall be governed by the terms and conditions of the respective plan(s) and/or applicable award agreement(s) issued to Employee thereunder, but in no event shall Company exercise discretion to permit additional awards or vesting.

E. Unvested Equity Grants – Performance Shares. The Company shall pay Employee amounts equal to the value of (i) two-thirds of the target number of shares on the grant date of Employee’s outstanding performance units issued on August 16, 2022 under Company’s 2015 Omnibus Incentive Plan, as amended, or other plan, and (ii) one-third of the target number of shares on the grant date of Employee’s outstanding performance units issued on August 15, 2023, under Company’s 2015 Omnibus Incentive Plan, as amended, or other plan. These amounts shall be calculated based upon the Company’s share price as of the Effective Date, and paid within 30 days after the Final Date of Employment, subject to applicable taxes and withholdings.

F. Unemployment Compensation Benefits. The Company agrees that it will truthfully report the terms of this Agreement in response to any inquiry for unemployment compensation benefits. Employee acknowledges that: (1) nothing in this Agreement restricts the Company from responding to any inquiries by any governmental agency, any court of law, or any other entity where a response to the inquiry is required by law; and (2) the determination of whether Employee will receive unemployment compensation benefits is not made by the Company but by the applicable state agency.

G. Neutral Employment Reference. As of the Effective Date of this Agreement, and provided that such inquiries are directed to the Company’s Human Resources Department, the Company agrees it will respond to any reference requests from prospective Companies of Employee with a neutral employment reference consisting of only dates of employment and position(s) held.

(ii) Transition Services. Separation Pay shall be contingent upon Employee’s compliance with this Agreement, which Separation Pay shall not be unreasonably withheld.

(iii) Duplication of Payments. There shall be no duplication of severance pay in any manner. Employee shall not be entitled to any severance or termination payments (but excluding retirement and similar benefits) under any other plan, program, arrangement or agreement with Company. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which Employee and his dependents may otherwise be entitled to under Company’s compensation and employee benefit plans.

(iv) Mutual Release. Separation Pay shall be contingent upon the execution by Employee and Company of a valid mutual release in the form attached hereto as Exhibit A, both at the time of executing this Agreement and on the Final Date of Employment, pursuant to which Employee shall release Company, to the maximum extent permitted by law, from any and all claims Employee may have against Company that relate to or arise out of the employment or termination of employment of Employee, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a “Release”). The full amount of Separation Pay shall be paid only if Employee has properly executed, delivered to Company, and not revoked, a Release. The Release shall not limit any obligation either party may have to the other party that arises after the date of such Release, including payments due from Company to Employee under this Agreement or any other agreement with Company.

7. Tax Consequences of the Severance Benefits. The monetary severance benefits contained in Section 6 above will be treated by the Company as employment-related income and the Company will include the amounts on Employee’s IRS Form W-2 for the taxable year(s) in which those severance benefits are paid. Employee acknowledges and agrees that, other than the Company’s obligation to forward the amounts withheld from the payments identified in Section 2 to the appropriate governmental agencies, Employee is solely responsible for any tax liabilities and consequences that may result from Employee’s receipt of the severance benefits and agrees that the Company shall bear no responsibility for any such liabilities or consequences. Employee further agrees that the Company shall not be required to pay, for any reason, any further sums to Employee, even if the tax liabilities and consequences to Employee are ultimately assessed in a fashion that Employee does not presently anticipate. Further, if any liability for taxes, interest, or penalties is imposed on the Company because of Employee’s failure to comply with any federal, state, or local tax laws with regard to the severance benefits, Employee will, upon demand by the Company, indemnify and hold the Company harmless from any and all such liability. Employee acknowledges that the Company has not made any representations to Employee concerning the tax consequences of the severance benefits.

8. Employee’s Additional Obligations. In exchange for the benefits offered by the Company through this Agreement, Employee agrees to the following additional obligations:

A. Confidentiality. This Agreement shall remain strictly confidential and shall not be disclosed in any manner by Employee to any third party other than Employee’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Paragraph. Employee agrees to be vicariously and strictly liable for any improper disclosure by Employee’s attorney, tax advisor, or and/or spouse. However, this Agreement may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Agreement, seeks a declaratory judgment on the obligations contained in this Agreement, or asserts claims inconsistent with the terms of this Agreement. Employee acknowledges that Employee may have certain rights under the National Labor Relations Act (“NLRA”) to make statements to others regarding the Company and/or Employee’s employment with the Company, and its business and employees, and that although Employee is not under any obligation to enter into this Agreement, Employee is doing so knowingly and voluntarily as to the waiver of such rights.

B. Company Property. Employee affirms and warrants that Employee has returned to the Company all property of the Company in satisfactory condition (as well as any and all property leased to or owned by the Company), including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, materials, reports, drafts of reports, studies, computer disks, passwords needed by the Company, customer contact information, electronic devices, laptops, computers, and all information stored in any electronic form, such as on a computer or a phone. Employee further agrees that once electronic information is returned to the Company, Employee will promptly delete and permanently destroy any electronic information of the Company remaining on Employee’s computers or other electronic equipment. In addition, to the extent that Employee has used any personal device, equipment, or email account owned by Employee to store or transmit Company information (e.g., an electronic device, laptop, or email account), Employee shall inform the Company and provide the Company access to such devices or accounts to ensure Employee has not retained Company information after the end of employment. At the Company’s request, Employee is required to send the personal device or equipment to the Company at the Company’s expense so that the Company can wipe off its information from Employee’s device or equipment and return the device or equipment to Employee. If Employee is still in possession of any physical or electronic Company property, Employee shall, within seven (7) calendar days of the Termination Date, return to the Company all the Company’s property in the possession, custody, or control of Employee.

C. Non-Disparagement. Employee agrees that Employee will not make any disparaging statements, comments, or remarks about any Released Party, except if testifying truthfully under oath pursuant to subpoena or other legal process. Employee acknowledges that Employee may have certain rights under the NLRA to make statements to others regarding the Company and/or Employee’s employment with the Company, and its business and employees, and that although Employee is not under any obligation to enter into this Agreement, Employee is doing so knowingly and voluntarily as to the waiver of such rights. The Company CEO shall not make any disparaging statements, comments, or remarks about Employee, except if testifying truthfully under oath pursuant to subpoena or other legal process.

D. Non-Solicitation. To the fullest extent permitted by applicable law, for a period of twelve (12) months immediately following the execution of this Agreement, Employee will not, directly or indirectly, on behalf of Employee or any entity offering products or services directly competitive with those offered by the Company, as agent, contractor, employee, sales representative, partner, owner or otherwise, (i) solicit, offer products or services to, accept orders from, or otherwise transact business with any customer or entity with whom Employee had contact or transacted any business during the twelve (12) months immediately preceding the execution of this Agreement or about whom Employee possessed, or had access to, confidential and proprietary information; (ii) attempt to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company, specifically including customers, vendors, independent contractors and other third party entities; (iii) disclose to any person or entity the identities, contacts or preferences of any customers of Company, or the identity of any other persons or entities having business dealings with the Company; or (iv) otherwise attempt to directly or indirectly interfere with Company’s business or its relationship with its employees, consultants, independent contractors or customers. For purposes of this paragraph a customer includes any individual, company, entity, or business to whom the Company or Employee provided services during the twelve (12) months immediately preceding the execution of this Agreement.

E. Anti-Raiding. To the fullest extent permitted by applicable law, for a period of twelve (12) months after the execution of this Agreement, Employee shall not, in any capacity, induce or attempt to induce any independent contractor, employee or agent of Company to terminate his, her, or its employment, relationship or agency with Company, nor will Employee employ or attempt to employ, directly or indirectly, as an independent contractor, employee, agent, or otherwise, any individual person who is or was an independent contractor, employee, or agent of Company during the twelve (12) months immediately preceding the execution of this Agreement.

F. Acknowledgement of Reasonableness of Restrictive Covenants. In the event of a breach by Employee of the prohibitions set forth above, the restrictive time-periods shall be extended by a period commensurate with the period Employee is found to be in breach of the applicable paragraph(s).

Employee acknowledges that as an Employee of the Company, Employee has become conversant with the affairs, customers and other confidential information of the Company. Employee acknowledges that Employee’s compliance with the provisions of this Agreement is necessary to protect the confidential information, trade secrets, goodwill and other proprietary interests of the Company. Employee acknowledges that the prohibitions set forth above, including the restricted period of time and non-solicit are reasonable in view of the nature of the business in which the Company is engaged, Employee’s knowledge of the Company’s operations and the Company’s legitimate business interest in protecting its confidential information, trade secrets, and goodwill. Employee acknowledges that the Company will suffer irreparable injury if Employee engages in the conduct prohibited herein. Employee understands the work Employee may and may not perform during and after the execution of this Agreement and represents that Employee’s experience and abilities are such that observance of these terms will not cause Employee any undue hardship or unreasonably interfere with Employee’s ability to earn a livelihood. If the scope of any stated restriction is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and the Parties agree the court making such determination shall have the power to modify this Agreement in order for it to conform to the applicable law.

(G) Extent of Restrictions. Employee acknowledges that he has given careful consideration to the restraints imposed by this Section and he fully agrees that the restrictions contained in this Section correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of Company, and that any violation will cause substantial injury to Company. In the event of any such violation, Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

(H) Effect on Prior Covenants. The provisions of this Section are not intended to override, supersede, reduce, modify or affect in any manner any other agreement between Employee, Company, including any confidentiality, nondisclosure, or non-disparagement agreement between Employee and Company. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement. The provisions of this Section are intended to override and supersede any other agreement between Company and Employee relating to noncompetition.

(I) Protected Rights. Notwithstanding anything to the contrary in this Agreement, Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

(J) Acknowledgement. Employee acknowledges that (i) this Agreement is executed for the protection of trade secrets under state and federal law and is intended to protect the confidential information and trade secrets of Company, and (ii) he is an Employee or management personnel within the meaning of the applicable law.

9. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service, then to the extent any amount payable to Employee (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Employee’s death. Any reimbursement or advancement payable to Employee pursuant to this Agreement or otherwise shall be conditioned on the submission by Employee of all expense reports reasonably required by Company under any applicable expense reimbursement policy and shall be paid to Employee within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

10. No Admission of Wrongdoing. Nothing in this Agreement shall constitute or be construed as an adjudication or admission of liability by the Company or by Employee on the merits of any claims, allegations, or disputes by Employee or any disputes between the Company and Employee, all liability, discrimination, and wrongdoing being expressly denied by the Company and by Employee.

11. No Re-Hire. Employee agrees not to seek re-employment or employment with any of the Released Companies. Employee acknowledges and agrees that this Section is a lawful, non-discriminatory, and non-retaliatory reason for any of the Released Parties to refuse to hire Employee or to rescind any inadvertent hiring of Employee.

12. Breach. Employee agrees that any breach, threatened breach, or attempted breach by Employee of Section 8 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by money damages and will entitle the Company to immediate injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled. This Section does not apply to any challenge by Employee on whether Employee knowingly and voluntarily executed this Agreement’s Age Waiver consistent with the requirements of federal law.

13. No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Agreement by the Company will not operate or be construed as a waiver of the Company’s right to strictly enforce this Agreement to its fullest extent in the future. No provision of this Agreement may be waived except in a writing signed by both Employee and a duly authorized executive of the Company.

14. Choice of Law and Venue. Employee acknowledges that the laws of various states may differ regarding the interpretation and enforcement of one or more provisions of this Agreement. However, so that the Parties will be certain of their obligations should disputes ever arise, and since the Company is principally based in Westerville, Ohio, this Agreement shall, in all respects, be construed in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Furthermore, Employee expressly acknowledges and agrees that the State of Ohio has the most significant relationship with, contacts with, and interest in the parties to, negotiation of, execution of, and performance of this Agreement. Additionally, any action or suit for breach of this Agreement, for a declaratory judgment on the obligations contained in this Agreement, or by Employee against the Company arising out of Employee’s application for employment with, employment with, or termination from the Company shall be brought only in the state or federal courts located in or serving Delaware County, Ohio. Employee expressly consents to this exclusive venue and expressly concedes that these courts shall have personal jurisdiction over Employee.

15. Covenant Not to Sue. Employee represents that he will not commence, maintain or file any Claim against Company or the Released Parties including, but not limited to, a lawsuit in any federal, state or local court, with respect to any matter arising out of or in any way related, directly or indirectly, to his employment with Company, his compensation and/or the termination thereof, or with respect to any other transaction, event or occurrence pre-dating the date of this Agreement, whether now known or unknown to Employee, with the exception of any Claim that applicable law precludes him from waiving or otherwise giving up his right to file a charge and any claim that Company breached its commitments under this Agreement. Employee further agrees that if he does file such a Claim in any court, he will not oppose any motion to dismiss filed by Company or the Released Parties based upon the release contained in this Agreement. Employee agrees to waive the right to receive any monetary recovery under any Claim filed by another person or entity on his behalf or on behalf of a class.

16. Entire Agreement. With the exception of any agreements including obligations relating to non-disclosure of confidential information and trade secrets, non-competition or non-solicitation, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties, whether written or oral.

17. Assignment. The Company shall have the right to assign this Agreement to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Employee may not assign this Agreement.

18. Amendment. This Agreement may not be modified or amended in any way except in a writing signed by both Employee and a duly authorized executive of the Company.

19. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Agreement will remain in effect and shall be fully enforced.

20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A digital signature of either Party shall constitute an original signature.

21. Recoupment. Any and all benefits payable hereunder shall be subject to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other law of similar effect for recovery of incentive-based compensation previously paid, the rules and regulations of the United States Securities and Exchange Commission thereunder, and any clawback, forfeiture, or recoupment policies adopted by Company thereunder, whether or not such policies are approved before or after the Effective Date.

22. Notices. Any written notice required under this Agreement shall be effective if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following:

If to the Company:	Helena Josue
Chief Human Resources Officer
T. Marzetti Company
380 Polaris Parkway
Westerville, OH 43082

If to Employee:	Last known personnel address on file with Company.

Either party may change the address to which notice is required to be given under this Agreement by giving notice thereof in the manner hereinabove.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS AGREEMENT.

THE COMPANY	EMPLOYEE

/s/ Matthew Shurte	/s/ Carl R. Stealey
Signature	Signature

Matthew Shurte	Carl R. Stealey
Printed Name	Printed Name

General Counsel	12/3/24
Title	Date

12/3/24
Date

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EXHIBIT A

GENERAL RELEASE - MUTUAL

This General Release (“Release”) is entered into between T. Marzetti Company (the “Company”) and Carl R. Stealey (“Employee”) (collectively, the “Parties”) as follows:

On the earlier of March 31, 2025 or the date on which Employee begins employment with a new employer, Employee’s employment with Company and all affiliates will terminate (“Final Date of Employment”). In consideration of the severance payment and other benefits required to be paid by Company pursuant to Confidential Severance Agreement and Release, dated as of the Effective Date between the Parties, the Parties agree as follows:

1. Release of Claims by Employee. Employee, on Employee’s own behalf, and on behalf of Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind, RELEASES, REMISES, AND FOREVER DISCHARGES Company, its predecessors, successors, and assigns, as well as the past, present, and future parent, subsidiary, and affiliated companies and divisions of Company, its predecessors, successors, and assigns (collectively, the “Released Companies”), as well all past, present, and future owners, officers, directors, shareholders, members, managers, partners, employees, agents, independent contractors, attorneys, insurers, third-party administrators, benefit plans, and any other representative of whatever kind or nature (individually and in their official capacities) of the Released Companies (all released entities and individuals in this Section 1 are collectively referred to as the “Company Released Parties”) from any action, claim, obligation, damages, cost, or expense that Employee has or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Employee executes this Release, including but not limited to claims arising directly or indirectly from Employee’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 1 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. This specifically includes, without limitation, claims arising under any Ohio anti-discrimination laws or regulations, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Genetic Information Non-Discrimination Act of 2008, as amended; the Family and Medical Leave Act of 1993, as amended; the Occupational Safety and Health Act of 1970, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Fair Credit Reporting Act of 1970, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Polygraph Protection Act of 1988, as amended; the Immigration Reform Control Act of 1986, as amended; the National Labor Relations Act of 1935, as amended; the Railway Labor Act of 1926, as amended; the Sarbanes-Oxley Act of 2002, as amended; and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended. The above provisions of this Section 1 to the contrary notwithstanding, Employee does not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this, such as any challenge by Employee on whether Employee knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law, (ii) for indemnification pursuant to any employment agreement, if any, or otherwise, and for coverage as an insured pursuant to any directors and officers liability that insures Employee immediately prior to the Separation Date, (iii) in his capacity as a stockholder of Company, (iv) for any accrued and vested benefit under any employee benefit plan in which he is a participant immediately prior to the Separation Date, (v) for enforcement of this Release and/or the Confidential Severance Agreement and Release, dates as of the Effective Date between the Parties or (vi) that are based, in whole or in part, on acts or omissions that occur after Employee executes this Release.

Notwithstanding anything to the contrary in this Release, nothing contained in this Release limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

2. Third-Party Beneficiaries. Each of Company Released Parties, and each of Employee Released Parties (as defined below in Section 5), are expressly intended to be a third-party beneficiary to this Release.

3. Knowing and Voluntary Age Waiver under Federal Law. The general release contained in Section 1 of this Release waives any claims, known or unknown, that Employee has or may have had against Company Released Parties for any alleged age discrimination under federal law. In accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Employee is specifically advised that Employee has the following rights in connection with whether Employee knowingly and voluntarily agrees to waive any alleged federal age discrimination claim and be bound by this Release:

a. Time to Consider the Release. Employee has twenty-one calendar (21) days in which to consider whether to sign this Release. Employee may take all twenty-one (21) days to consider, or Employee may take less than twenty-one (21) days to consider, if Employee so chooses (“Consideration Period”). The Parties agree that any changes to this Release, whether material or immaterial, do not restart the twenty-one (21) day period.

b. Consultation with Attorney. Employee is specifically advised by this writing to consult an attorney of Employee’s choice. Employee is further advised that one of the purposes of this consultation is to ensure that Employee understands all of the terms of this Release and understands the rights Employee is waiving by signing this Release.

c. Ability to Revoke the Release Even After Signing. If, before the expiration of the twenty-one (21) calendar day period, Employee signs the Release, Employee will have seven (7) calendar days in which to revoke Employee’s signature (the “Revocation Period”). If, after the Revocation Period, Employee has not revoked Employee’s signature, then the Release becomes effective and the Parties are bound by the Release’s terms (the “Effective Date”). If, prior to the expiration of the Revocation Period, Employee decides to revoke Employee’s signature, Employee (either Employee or Employee’s attorneys) must send a registered letter or e-mail to: [Insert Contact Person with Contact Information]. To be effective, this notice of revocation must be received by [Insert Contact Person] before the close of business on the seventh (7th) day after Employee signs this Release. If Employee revokes Employee’s signature, then Employee is not entitled to any of the consideration offered by Company to Employee in exchange for this Release.

d. Knowing and Voluntary. Employee agrees that by signing this Release, Employee is acknowledging (a) that Employee fully and completely understands and accepts the terms of this Release including without limitation those contained in this Section 3, (b) that Employee is receiving a valuable benefit to which Employee is not already entitled, (c) that this Release is written in plain language and in a manner calculated to be understood by Employee; and (d) that Employee enters into the Release freely, voluntarily, and of Employee’s own accord.

e. No Condition Precedent. Consistent with 29 C.F.R. § 1625.23, nothing in this Release should be interpreted by Employee as imposing any condition precedent, any penalty, or any other limitation adversely affecting Employee’s right to challenge whether Employee knowingly and voluntarily agreed to waive any alleged federal age discrimination claim and be bound by this Release.

4. Warranties by Employee. Employee makes the following representations and warranties, which Employee agrees are material terms of this Release, and Employee acknowledges that Company would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Employee represents and warrants that Employee has no pending charges, claims, suits, arbitrations, complaints, or grievances against any of Company Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association, and has not suffered any work-related injury or illness within two years prior to the effective date of this Release that was not reported to Company prior to the Separation Date. Employee also acknowledges and agrees that Employee has been fully and properly paid for all hours worked, has received all leave under the Family and Medical Leave Act of 1993, as amended (FMLA), to which Employee may have been entitled, is not aware of any facts or circumstances constituting a violation of the FMLA, as amended; a violation of the Fair Labor Standards Act of 1938, as amended; or a violation of any Ohio wage and hour law.

b. No Assignment. Employee represents and warrants that Employee has not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that Employee, or Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives has or may have had against any of Company Released Parties. Employee agrees to indemnify Company Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against a Released Party.

c. No Breach During Consideration and Revocation Periods. Employee represents and warrants that Employee, during either the Consideration Period or the Revocation Period, has not and will not engage in any conduct that would constitute a breach of this Release (the “Prohibited Conduct”). Employee agrees that if Employee does engage in any Prohibited Conduct, and the Release nevertheless becomes effective, then every instance of Prohibited Conduct shall constitute a breach of this Release upon the Release becoming effective and Company shall be entitled to liquidated damages in the amount of One Thousand Dollars ($1,000) per instance of Prohibited Conduct. Employee further agrees that, as a result of any Prohibited Conduct, Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages set forth in this Section represent the damages fairly estimated by the Parties to result from any Prohibited Conduct by Employee and do not constitute a penalty. Furthermore, Employee agrees that the imposition of liquidated damages does not demonstrate or imply that Company would not suffer irreparable harm due to any Prohibited Conduct and does not render improper the award of injunctive relief. This Section 4(c) does not apply to any challenge by Employee on whether Employee knowingly and voluntarily executed this Release’s waiver of any federal age discrimination claims consistent with the requirements of federal law.

5. Release of Claims by Company. Company, on behalf of itself and on behalf of the Released Companies, RELEASES, REMISES, AND FOREVER DISCHARGES Employee, and Employee’s family members, heirs, executors, administrators, successors, assigns, attorneys, and other personal representatives of whatever kind (all released entities and individuals in this Section 5 are collectively referred to as the “Employee Released Parties”) from any action, claim, obligation, damages, cost, or expense that the Released Companies have or may have had against any of them, whether known or unknown, based upon acts or omissions occurring on or before the moment Company executes this Release, including but not limited to claims arising directly or indirectly from Employee’s employment with, or separation of employment from, any of the Released Companies.

This Release in Section 5 covers all possible claims that are waivable by law, including but not limited to all claims that could be asserted in contract, in tort, under any state common law, under federal common law, under any state constitution, under the federal Constitution, or under any federal statute, state statute, local ordinance, or under any federal, state, or local regulation. The above provisions of this Section 5 to the contrary notwithstanding, the Released Companies do not release or waive any claim under this Release (i) which, by law, cannot be released through a Release such as this; (ii) for Employee’s misappropriation of trade secrets, or for the commission by one or more of Employee Released Parties of any act or omission arising out of or relating to unfair competition against the Released Companies; (iii) for any claim against any of Employee Released Parties arising out of or relating to the intellectual property of Company; (iv) for enforcement of this Release; or (v) that are based, in whole or in part, on acts or omissions that occur after Company executes this Release.

6. Warranties by Company. Company makes the following representations and warranties, which Company agrees are material terms of this Release, and Company acknowledges that Employee would not have entered into this Release but for these representations and warranties:

a. No Pending Disputes. Company represents and warrants that the Released Companies have no pending charges, claims, suits, arbitrations, complaints, or grievances against any of Employee Released Parties with any federal, state, local or other governmental agency, or in any court of law, or before any arbitration association.

b. No Assignment. Company represents and warrants that the Released Companies have not assigned, subrogated, sold, transferred, or conveyed to anyone any action, claim, obligation, damages, cost, or expense (including without limitation attorneys’ fees) that the Released Companies have or may have had against any of Employee Released Parties. Company agrees to indemnify Employee Released Parties for any liability and attorneys’ fees incurred as a result of any such claims brought against any of Employee Released Parties.

7. Confidentiality. Subject to the last paragraph of Section 1, to the extent not required to be disclosed by law or applicable regulation by Company or Employee, the existence of this Release, its terms, and its negotiation shall remain strictly confidential and shall not be disclosed in any manner by Employee to any third party other than Employee’s attorney, tax advisor, or spouse, provided any such person is made aware of and agrees to the terms of this Section. However, this Release may be used as evidence in any proceeding in which one of the Parties alleges a breach of this Release, seeks a declaratory judgment on the obligations contained in this Release, or asserts claims inconsistent with the terms of this Release.

8. Breach. If any of Company Released Parties are, in their sole and absolute judgment, compelled to bring a cause of action against Employee to enforce or remedy any breach, attempted breach, or threatened breach of this Release, then Employee agrees to reimburse the affected Company Released Parties for their reasonable attorneys’ fees and other reasonable expenses incurred in connection with the successful prosecution (whether by court order, verdict, or otherwise) of such cause of action in addition to any damages or other legal or equitable remedies obtained by the affected Company Released Parties. However, consistent with the requirements of federal law, the affected Company Released Parties shall not be entitled to recover damages, costs, or attorneys’ fees, or impose any other penalty against Employee under this Release, based upon any challenge by Employee of whether Employee knowingly and voluntarily consented to the federal age discrimination waiver in this Release.

9. No Waiver. Any non-enforcement, or delay in enforcement, of any provision of this Release by Company will not operate or be construed as a waiver of Company’s right to strictly enforce this Release to its fullest extent in the future. Furthermore, the provisions of this Release may not be waived except in a written document signed by both Employee and a duly-authorized officer of Company with actual authority to execute such a document.

10. Choice of Law and Venue. This Release shall, in all respects, be interpreted and enforced in accordance with the laws of the State of Ohio without regard to the principles of the conflicts of law. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

11. Entire Agreement. This Release constitutes the entire agreement between the Parties relating to the subject matter of this Release and supersedes all prior agreements and understandings between the Parties, whether written or oral, except that this Release does not supersede the Confidential Severance Agreement and Release, dated as of the Effective Date between the Parties.

12. Assignment. Company shall have the right to assign this Release to any successors or assigns, including through operation of law, and all covenants, terms and conditions shall transfer to and be enforceable by those successors or assigns. Employee may not assign this Release.

13. Amendment. This Release may not be modified or amended in any way except in a writing signed by both Employee and a duly-authorized Employee of Company with actual authority to execute such a document.

14. Severability. If any provision of this Release is found by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, then the remaining provisions of this Release will remain in effect and shall be fully enforced.

15. Counterparts. This Release may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of a Party’s signature shall constitute an original signature.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ, CAREFULLY CONSIDERED, AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY ALL TERMS CONTAINED IN THIS RELEASE.

COMPANY:	EMPLOYEE:

LANCASTER COLONY CORPORATION	CARL R. STEALEY

/s/ Matthew Shurte	/s/ Carl R. Stealey
Signature	Signature

Matthew Shurte	Carl R. Stealey
Printed Name	Printed Name

General Counsel	12/3/24
Title	Date

12/3/24
Date